As filed with the Securities and Exchange Commission on February 6, 2014

Registration No. 333-156639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1829288
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5350 Lee Highway

Arlington, Virginia 22207

(703) 534-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard M. Adams

United Bankshares, Inc.

P.O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-156639, pertaining to the registration of the potential resale from time to time by selling securityholders of some or all of (i) 71,000 shares of Virginia Commerce Bancorp, Inc.’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, (ii) the warrant (the “Warrant”) to purchase 2,696,203 shares of Virginia Commerce Bancorp, Inc. common stock, par value $1.00 per share, with an initial exercise price of $3.95 per share, and (iii) the shares of Virginia Commerce Bancorp, Inc. common stock, par value $1.00 per share, issuable from time to time upon exercise of the Warrant.

On January 31, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of January 29, 2013, as amended, by and among United Bankshares, Inc. (“United”), Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) and George Mason Bankshares, Inc. (“George Mason”), and a related plan of merger, Virginia Commerce merged with and into George Mason (the “Merger”). As a result of the Merger, Virginia Commerce ceased to exist as of January 31, 2014.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by Virginia Commerce in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, United (as successor to Virginia Commerce) hereby removes from registration the securities of Virginia Commerce registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Virginia Commerce) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charleston, West Virginia, on this 6th day of February, 2014.

UNITED BANKSHARES, INC.
(as successor to Virginia Commerce Bancorp, Inc.)

By:	/s/ Steven E. Wilson
Steven E. Wilson Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.